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                                                                   EXHIBIT 2.1i

                                  BILL OF SALE

                    FROM COACH AND CAR EQUIPMENT CORPORATION
                       TO COACH AND CAR ACQUISITION CORP.


         FOR VALUE RECEIVED and in accordance with the provisions of an Asset Purchase Agreement dated August 31, 1999 the (the "Purchase Agreement"), between Coach and Car Equipment Corporation, an Arizona corporation, ("Seller") and Coach and Car Acquisition Corp., a Nevada corporation ("Purchaser"), Seller hereby sells, transfers, assigns and delivers to Purchaser the following described assets (the "Assets") used in connection with the operation of the Business, as described in the Purchase Agreement:

         (a) the tangible personal property owned by Seller and used in connection with the Business, as listed on Schedule 1.1(a) to the Purchase Agreement, including, without limitation, all equipment, furniture, fixtures, machinery, office furnishings, leasehold improvements, spare parts, and, to the extent assignable or transferable by Seller, all rights in all warranties of any manufacturer or vendor with respect thereto (the "Personal Property");

         (b) all of the Seller's rights, to the extent assignable or transferable, to all licenses, certificates, accreditations and registrations and other licenses or permits issued in connection with the operation of the Business, including, without limitation, those described in Schedule 2.7 of the Purchase Agreement (the "Licenses");

         (c) all of Seller's interest, to the extent assignable or transferable, in and to those real property and personal property leases related to the Business described in the Purchase Agreement(i) Schedule 1.1(c)-A in respect of real property leases; and (ii) Schedule 1.1(c)-B in respect of personal property leases (all of such leases being referred to collectively as the "Leases");

         (d) all inventories, including raw materials and parts, work-in-process and finished goods presently utilized in the Business with such additions and deletions thereto as may arise in the ordinary course of business, and all inventories of supplies, and office supplies and other disposables and consumables owned by Seller used in connection with the Business and, to the extent assignable or transferrable by Seller, all rights in all warranties of any manufacturer or vendor with respect thereto (the "Inventories");

         (e) all accounts receivable and other rights to receive payments as arise in the normal course of business and in existence on the Closing date as well as cash on hand received as deposits, prepayments, bonds, refunds, and all securities owned by Seller, if any, as set forth on Schedule 1.1(f) to the Purchase Agreement;

         (f) all documents, records, operating manuals, files and computer software which pertain to the Business; and

         (g) all intangibles including the patents listed on Schedule 1.1(h) to the Purchase Agreement, copyrights, intellectual property, drawings, formulas and rights;

         (h) the trade name "Coach and Car Equipment Corporation," "Coach and Car", "Safe Stop", and all uses and derivatives thereof, and all trademarks, logos, symbols, service names and trade identifications used or associated with the Business, whether registered or not, and the goodwill of the Business.
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         Seller warrants to Purchaser that it has good title to the Assets free and clear of all liabilities, liens, defects, security interests, rights, charges and encumbrances, except for liabilities expressly assumed by Purchaser under the Assignment and Assumption, dated as of August 31, 1999, between Purchaser and Seller, pursuant to which Purchaser has assumed Seller's obligations under certain leases and contracts and other arrangements. Seller further warrants that it has full power and authority to sell the Assets and that the sale thereof has been duly authorized by all necessary corporation action.

         Executed on August 31, 1999

                                     Coach and Car Equipment Corporation

                                     By  /s/ Inam Khan
                                        --------------------------------
                                     Its  President
                                        --------------------------------
State of Arizona           )
                           )ss
County of Maricopa         )

         Before me, a Notary Public in and said County and State personally appeared Inam Khan, a duly authorized officer of COACH AND CAR EQUIPMENT CORPORATION, INC., who acknowledged the execution of the foregoing Bill of Sale.

         Witness my hand and Notarial Seal this 31 day of August, 1999.




                                                      /s/ Elaine Micucci
                                                     -------------------------
                                                     Notary Public



My Commission Expires:

February 17,              2003
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